EXHIBIT 99.1
575 Maryville Centre Drive St. Louis, Missouri 63141, USA www.solutia.com
FOR IMMEDIATE RELEASE	NEWS

Media: Melissa Zona +1.314.674.5555 Investors: Susannah Livingston +1.314.674.8914

Solutia Updates 2011 Earnings Guidance

ST. LOUIS – September 14, 2011 – Solutia Inc. (NYSE: SOA), a global leader in performance materials and specialty chemicals, today announced that it is updating its Adjusted EPS guidance for 2011 to a range of $1.95 to $2.05, from the previous range of $2.10 to $2.25 per share.  This update reflects a slower than expected demand profile primarily for products that serve truck and bus, solar, and electronic end markets, and continued raw material cost pressure. The Company continues to premise solid year-over-year growth in net sales and Adjusted EPS for the full-year 2011.

“Coming out of the second quarter, we expected that sales volumes in our key product lines would experience growth in the back half of 2011 versus the first half of the year.  Unfortunately, we have not seen an improved volume pattern develop, and the self-fulfilling nature of lower economic expectations associated with continued volatility in financial markets over the past month has impacted the company’s outlook for the remainder of the year,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “While the near-term outlook is less robust than expected, I am more encouraged than ever in the strategic positioning and earnings power of the company.  The transformation of Solutia’s portfolio, geographic footprint, cost structure and balance sheet combined with the introduction of new innovative products for our customers, has positioned the company very well for continued sales and earnings growth in 2012 and beyond.”

Based on this updated guidance, the Company expects to generate Adjusted EPS in the range of $.89 to $.99 in the back half of 2011 with approximately 45 percent of that expected in the third quarter and 55 percent in the fourth quarter.   This updated range represents an Adjusted EPS improvement of 24 percent to 31 percent over 2010.

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Notes to Editor:  SOLUTIA and Radiance Logo™ and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and VISTASOLAR® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, EnerLogic™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X™ and Nanolux™ aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
09/14/11